Exhibit 99.1

Atomera Achieves Revenue Milestone Under First Commercial License Agreement

LOS GATOS, Calif. – Nov. 14, 2023 – Atomera Incorporated (NASDAQ: ATOM), a semiconductor materials and technology licensing company, today announced it has reached a significant revenue milestone under its first license for commercialization of Mears Silicon TechnologyTM (MST®). By completing the transfer of intellectual property, including the MST film recipe, Atomera has enabled this customer to manufacture MST-enabled wafers in their fab. After process qualification and payment of further license fees, Atomera’s customer will be licensed to sell MST-enabled products, generating ongoing product royalties.

“Our customers’ investment in MST is a validation of our technology and a testament to the large commercial applications of our IP,” said Scott Bibaud, President and CEO. “We are particularly optimistic when MST is installed into another factory, because it opens the door to innovation in our customer’s target technology area as well as in adjacent areas of development. Hands-on experience with MST will naturally expand its adoption, so today’s milestone is particularly gratifying.”

About Atomera Incorporated

Atomera Incorporated is a semiconductor materials and technology licensing company focused on deploying its proprietary, silicon-proven technology into the semiconductor industry. Atomera has developed MST, which increases performance and power efficiency in semiconductor transistors. MST can be implemented using equipment already deployed in semiconductor manufacturing facilities and is complementary to other nano-scaling technologies already in the semiconductor industry roadmap. More information can be found at www.atomera.com

Safe Harbor

This press release contains forward-looking statements concerning Atomera Incorporated, including statements regarding the prospects for the semiconductor industry generally and the ability of our MST technology to significantly improve semiconductor performance. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially. Among those factors are: (1) the fact that, to date, we have only recognized minimal engineering services and licensing revenues and we have not yet commenced principal revenue producing operations, thus subjecting us to all of the risks inherent in an early-stage enterprise; (2) the risk that STMicroelectronics does not take MST-enabled products to market, (3) risks related to our ability to successfully complete the milestones in our joint development agreements or, even if successfully completed, to reach a commercial distribution license with our JDA customers; (4) risks related to our ability to advance licensing arrangements with our integration licensees to royalty-based manufacturing and distribution licenses or our ability to add other licensees; (5) risks related to our ability to raise sufficient capital, as and when needed, to pursue the further development, licensing and commercialization of our MST technology; (6) our ability to protect our proprietary technology, trade secrets and knowhow and (7) those other risks disclosed in the section "Risk Factors" included in our Annual Report on Form 10-K filed with the SEC on February 15, 2023 and in our Quarterly Report on Form 10-Q filed with the SEC on November 1, 2023. We caution readers not to place undue reliance on any forward-looking statements. We do not undertake, and specifically disclaim any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Investor Contact:

Bishop IR

Mike Bishop

(415) 894-9633

investor@atomera.com